EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made this 1st day of July 1998, by and among Oakridge Holdings, Inc. (the "Company"), a Minnesota corporation with offices a 4810 120th Street West, Apple Valley, Minnesota 55124, and Marie Leshyn ("Leshyn"), 15519 New England Avenue, Oak Forest, Illinois 60452.

     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ Leshyn and Leshyn desires to accept employment by the Company;

     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


1.   Employment

     Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Leshyn and Leshyn hereby accepts employment by the Company in the capacity hereinafter set forth.


2.   Term of Employment

     The term of this Agreement and Leshyn's employment hereunder shall commence effective as of July 1, 1998 (the
     "Commencement Date") and shall continue through June 30, 2003.


3.   Duties

     a. Office. During the term of this Agreement, Leshyn shall serve as General Manager of the operations of Oakridge Cemetery (Hillside), Inc. and Glen Oak Cemetery Company, wholly owned subsidiaries of the Company (the "Cemetery Subsidiaries"), at the direction of the Board of Directors of the Company (the "Board"), and Leshyn shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by a person in such position in a business similar to the business in which the cemetery Subsidiaries are engaged.

     b. Extent of Service. During the term of this Agreement, Leshyn shall perform faithfully the duties of her employment to the best of her ability and devote all of her business attention to the transaction of the business of the Cemetery Subsidiaries. Leshyn may pursue other business activities or be employed by another entity during the term of this Agreement, provided that such activities or employment do not interfere with Leshyn's performance of her duties under this Agreement as determined by the Board.


4.   Compensation

     a. Base Salary. In consideration of the services rendered by Leshyn under this Agreement, during the term of this Agreement the Company shall pay Leshyn a base salary ("Base Salary") at the rate of $79,310 per year. This Base Salary shall be payable at regular intervals in accordance with the Company's payroll practices. Base salary starting July 1, 1999 shall be $81,689, July 1, 2000 shall be $84,140, July 1, 2001 shall be $86,663, and July 1, 2002 $ 89,263.

     b.   Bonus Compensation

          (1)  Bonus Compensation.  Subject to Paragraph 4 (b)
               (3) below, the Company shall pay Leshyn additional compensation for her services ("Bonus
               Compensation") based upon the requirements specified in Paragraph 4 (b) (4) below.

          (2) Payment of Bonus Compensation. The Bonus Compensation provided for in this Paragraph 4 (b) shall be paid to Leshyn within 90 days after the issuance for the audited financial statements following the close of the Company's fiscal year or, in connection with termination of Leshyn's employment, within 90 days after issuance of the Company's unaudited financial statements as described in Paragraph 4 (b) (3) below.

          (3) Bonus payment in Event of Termination. To the extent that the Company will pay any Bonus Compensation for a fiscal year in which Leshyn's employment is terminated, the amount of such Bonus Compensation to be paid shall be calculated as described in Paragraph 4 (b) (4) below except that the fiscal year will be deemed to end as of the end of the month nearest Leshyn's Date of Termination (as defined in Paragraph 7 (c) below) and the calculation of net income from operations before depreciation and income taxes ( interest from perpetual care funds will not be included in net income from operations) will be based on the Company's unaudited financial statements as of such month end.

          (4) Calculation of Bonus Payment. With respect to each fiscal year, the Company will pay Leshyn 5% of the aggregate net income from operations before depreciation (interest from perpetual care funds will not be included in net income from operations) of the Cemetery Subsidiaries over $300,000 as set forth in the audited financial statements of the Cemetery Subsidiaries for such fiscal year.

     c. Signing Bonus. Upon execution of this Agreement, Employee will receive 5,000 shares of the common stock of Holdings, $0.10 par value (the Common Stock ), in substantially the form of Exhibit A attached hereto.


5.   Stock Options.

     a. Annual Grant.On each of the first, second, third, fourth and fifth anniversary dates of this Agreement and has remained fully employed by the Company at all times during such years. Employee will receive an incentive stock option under the plan to purchase 2,000 shares of common stock.

     b. Discretionary Annual Grant. The President of the Company may, in his sole discretion, authorize the grant to Employee of incentive stock options under the Plan to purchase up to 5,000 shares of common stock.



6.   Miscellaneous Provisions Regarding Stock Options

     a.   Stock Option Agreement: Exercise Price and Vesting.
          All options granted hereunder shall be made pursuant to an Incentive Stock Option Agreement in substantially the form of Exhibit A attached hereto. All such options will have an exercise price equal to 100% of the fair market value per share and will exercisable upon issuance by Holdings.

     b. The Plan. All options granted hereunder shall be issued pursuant to and governed by the terms of the Plan, and in the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan will govern.


6.   Benefits

     a. Disability. In the event that Leshyn is unable to perform her duties under this Agreement due to her Disability (as defined in Paragraph 7 (a) (1) below), the Company will continue to pay Leshyn 70% of her Base Salary for a period of 26 weeks after she becomes disabled. In addition, the Company will reimburse Leshyn for premiums on a long-term disability insurance policy that provides benefits of $3,000 per month after a six month waiting period.

     b. Life Insurance. The Company will reimburse Leshyn for premiums on a term life insurance policy that provides death benefits to Leshyn's designated beneficiaries in an amount equal to two times her Base Salary.

     c. Medical Insurance. The Company will reimburse Leshyn for premiums on a medical and hospitalization insurance policy for Leshyn and her dependents.

     d.   Simple IRA Plan.  The Company has established  a Simple
          IRA Plan and agree to contribute on behalf of Leshyn as it contributes for other plan participants.

     e. Vacation; Personal Days. Leshyn will be entitled to vacation periods, holidays and personal days on the same schedule and conditions and for the same duration as is provided in the union contract applicable to the Company's employees except Leshyn will receive five weeks of paid vacation yearly.

     f. Aggregate Premium Reimbursement. In connection with reimbursement of premiums on the long-term disability, life and medical insurance policies described above, the Company will not be required to reimburse Leshyn for more than an aggregate of a $5,000 per year.


7.   Expenses

     The Company shall reimburse Leshyn for all reasonable business expenses incurred or paid by her that the Board determines were incurred in connection with the performance of her duties hereunder upon presentation of expense statements or vouchers and such other supporting documentation as the Board may from time to time request.

     The Company shall give Leshyn a auto allowance for $350 per month during the term of the contract, unless Leshyn or the company terminate the contract.

     The Company shall assist Leshyn in obtaining her Certified Cemetery Executive (CCE) designation. To this extent they will sponsor her attendance at industry sponsored continuing professional education programs. Total expenses to obtain the CCE shall not be greater than $5,000 per year.


8.   Events of Termination

     a. Termination. Either the Company or Leshyn may terminate Leshyn's employment with the Company. The Company may terminate Leshyn's employment with or without cause. The Company may also terminate Leshyn's employment in the event of her Disability. Leshyn's employment shall automatically terminate upon her death.

          (1) Disability. For purposes of this Paragraph 7, "disability" means a physical or mental infirmity which impairs Leshyn's ability to substantially perform her duties under this Agreement in the opinion of a physician selected by mutual agreement between Leshyn and the Company.

          (2)  For-Cause.   For purposes of this Paragraph, "for-
               cause" means a material breach of the terms of this Agreement, including but not limited to a willful breach of an obligation assumed under this Agreement, unlawful criminal activity, willful breach of duty, neglect of properly assigned duties or a violation of Paragraphs 9 and 10 hereof as determined by the Board.

     b. Notice of Termination. Notice of termination of Leshyn's employment must be communicated as provided in Paragraph 12 below except notice need not be given if Leshyn's employment terminates because of her death or the contract expires.

     c. Date of Termination. Termination of Leshyn's employment under this Paragraph 7 will be effective on the date of delivery of the Notice of Termination, unless termination occurs as a result of Leshyn's death in which case her employment terminates on the day of her death (the "Date of Termination") or her contract expires.


8.   Compensation Upon Termination

     a. If for Disability or Death. If Leshyn's employment is terminated as a result of her Disability or death, the Company will pay Leshyn in a single payment an amount equal to 30 days of salary at the Base Salary rate in effect on the Date of Termination plus $450 of benefit compensation, all earned vacation and personal time earned but not used and any Bonus Compensation through the Date of Termination, determined as described in Paragraph 4 (b) above.

     b. If For-Cause. If the Company terminates Leshyn's employment for-cause, upon Leshyn giving the Company a written, complete release of the Company for any and all liability, the Company will pay Leshyn in a single payment an amount equal to 30 days of salary at the Base Salary rate in effect on the date of termination plus $450 of benefit compensation.

     c. If By the Company Without Cause. If the Company terminates Leshyn's employment without cause, the Company will pay Leshyn in a single payment one and one-half times her then current Base Salary, plus all earned vacation, bonus in agreement with section 4(b) and earned personal time not used.

     d. If By Leshyn. If Leshyn terminates her employment, she forfeits all claims for any compensation or other benefits under this Agreement.


9.   Confidential Information

     Leshyn acknowledges that the information, observations and data obtained by her during the course of her performance under this Agreement concerning the business or affairs of the Company and its affiliates are the property of the Company. Therefore, except as may otherwise be required by law, Leshyn agrees that she will not disclose to any unauthorized person or use for her own account any of such information, observations or data without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Leshyn's acts or omissions to act. Leshyn agrees to deliver to the Company at the termination of her employment, or at any other time the Board may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates which she may then possess of have under her control.


10.  Noncompetition

     Leshyn shall not alone, or in any capacity with another, during her employment with the Company, or for three months after the termination of her employment with the Company, unless Leshyn has received from the Board prior written consent to the contrary:

     a. Directly or indirectly engage in any business activity that competes with the business of the Cemetery
          Subsidiaries;

     b. In any way interfere or attempt to interfere with the Company's relationship with any of its customers or potential customers; or

     c. After the conclusion of her employment, attempt to employ any of the employees of the Company on behalf of any other entity competing with the Company.


11.  Successors and Assigns

     a. Company Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Cemetery Subsidiaries (including this Agreement) whether by operation of law or otherwise.

     b. Leshyn's Successors and Assigns. Neither this Agreement not any duty, obligation, right or interest hereunder shall be assignable by Leshyn, her beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Paragraph 11 shall preclude (i) Leshyn from designating a beneficiary to receive any benefit payable hereunder upon her death, or (ii) the executors, administrators, or other legal representatives of Leshyn or her estate from assigning any rights hereunder to devisees, legatees, beneficiaries, a testamentary trustee or other legal heirs of Leshyn (each a "Distributee"). All amounts payable under this Agreement upon Leshyn's death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Leshyn's Distributee or, if there is no such Distributee, to her estate.


12.  Notices

     Any notice required or permitted by this Agreement shall be given by registered or certified mail, return receipt requested, addressed to the Company, or to Leshyn, at their respective address specified on page 1 of this Agreement, or to any party hereto at such other address or addresses as he or it may from time to time specify for such purpose in a
     notice similarly given.   Any such notice shall be deemed
     given on the date of delivery as certified.


13.  Dispute Resolution

     a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to the conflicts of laws provisions of any jurisdictions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties consent to the exclusive jurisdiction of Minnesota courts for this purpose.

     b. Injunctive Relief. Leshyn hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages for a breach or threatened breach of Paragraphs 9 or 10. Accordingly, Leshyn agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Paragraphs 9 or 10 hereof and that such relief may be granted without the necessity or proving actual damages. This provision with respect to injunctive relief shall not limit the Company from pursuing other rights or remedies available to the Company for such breach or threatened breach, including but not limited to, the recovery of damages from Leshyn or any third party.

     c. Arbitration. Except with respect to a claim for an injunction under Paragraph 13 (b) or for other equitable relief, any controversy or claim arising out of, or relating to, this Agreement or its making, performance, or interpretation shall be settled by arbitration under the Commercial Arbitration Rules of The American Arbitration Association, which arbitration may be instituted by either party to this Agreement in Minneapolis, Minnesota. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. In such arbitration, the parties shall be entitled to full discovery to the extent permitted in a proceeding brought in the trial courts of general jurisdiction.


14.  Indemnification

     The Company shall indemnify Leshyn and provide legal representation to her with respect to any actions, claims or proceedings which are based upon acts or omissions of Leshyn related to the performance of her duties hereunder to the extent permitted by law except any action, claim, or proceeding between Leshyn and the Company.


15.  Entire Agreement

     This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no restrictions, agreements, promises, covenants, undertakings, representations, or warranties with respect to the subject matter hereof other than those expressly set forth herein. No modification of this Agreement shall be valid unless in writing and signed by the parties hereto. The waiver of a breach of any term of condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.


16.  Severability

     If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


17.  Counterparts

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.



IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day, month and year first written above.




                              OAKRIDGE HOLDINGS, INC.

                              By:  /S/ Robert C. Harvey
                                   Robert C. Harvey
                                   CEO/Chairman



                              By:  /S/ Marie Leshyn
                                   Marie Leshyn